Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of June 9, 2005 (“the Effective Date”), by and between APHTON CORPORATION, a Delaware corporation (the “Company”), and DOV MICHAELI, a resident of the State of California (“Consultant”).

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

1. Engagement.

(a) Retention. The Company agrees to engage Consultant, and Consultant agrees to accept such engagement, to perform services for the Company as a consultant, subject to the terms and conditions of this Agreement.

(b) Engagement Period. The term during which Consultant shall serve as a consultant to the Company shall commence on the Effective Date and continue until June 8, 2006, unless earlier terminated pursuant to this Agreement, (the “Initial Term”). At least thirty (30) days prior to the expiration of the Initial Term, the Company may advise Consultant of the Company’s desire to extend the term of this Agreement and the basis under which it is willing to so extend. Upon the mutual agreement of the Company and Consultant, the term of this Agreement may be extended for an additional period of time (the Initial Term and any such extension period shall hereinafter be referred to as the “Engagement Period”).

(c) Duties and Responsibilities. During the Engagement Period, Consultant shall be available to assist the Company and provide services relating to the business of the Company, from time to time, including without limitation, securing a long-term commitment, as evidenced in writing signed by all applicable parties, from Dexa Medica and/or an Asian Partner (as defined below) to financially support the development, manufacturing and commercialization of one or more potential products of the Company. During the Engagement Period, it is expected that Consultant will devote approximately eighty (80) hours per month to his duties hereunder.

(d) Consulting Fee. In consideration of Consultant’s services hereunder, during the Engagement Period, Consultant shall be paid a consulting fee of One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Consulting Fee”) per year, payable in accordance with the Company’s payment procedures for consultants, as to which the Company shall make no deductions or withholdings and as to which Consultant shall be responsible for the payment of all federal, state and local taxes. Upon extending this Agreement, if applicable, the parties shall mutually agree on the applicable Consulting Fee and timing of payment of such Consulting Fee that shall apply hereunder during such additional extension period. In addition, the Consultant shall be eligible for payment of a finder’s fee of 1% of any Up Front Payment on any long-term financial commitment acceptable to the Company by Dexa Medica and/or an Asian Partner that he secures for the Company during the Engagement Period; provided that the name of such Asian Partner is set forth on Schedule I hereto, as amended from time to time by mutual agreement between the Company and Consultant. It shall be the obligation of Consultant to notify the Company in writing of any new potential Asian Partner and request that the Company sign and deliver to Consultant an amended Schedule I that includes the name of such new potential Asian Partner, if agreed to by the Company. For purposes hereof, “Up Front Payment” shall mean and refer to any cash payment made by Dexa Medica or an Asian Partner to the Company within 30 (thirty) days after the Consultant’s obtaining a signed and enforceable agreement, which evidences Dexa Medica’s or the applicable Asian Partner’s, as the case may be, long-term commitment to financially support the development, manufacturing and commercialization of one or more potential products of the Company. For purposes of this Agreement. “Asian Partner” means any entity or organization that maintains it corporate headquarters in a country located in Asia and has made an Up Front Payment.

(e) Independent Contractor. Consultant is an independent contractor of the Company and is not entitled to any benefits, privileges or reimbursements (other than as described in (f) below) given or extended by the Company to its employees. Consultant acknowledges that he is not an employee of the Company for any purpose and shall be responsible for any payments, of all federal, state and local taxes incident to the performance of services.

(f) Expenses. In addition to the Consulting Fee, during the Engagement Period, Consultant shall be reimbursed, in accordance with the Company’s then expense reimbursement policy, for documented out-of-pocket expenses properly and reasonably incurred by him on behalf of or in connection with the business of the Company that are authorized by the Company in advance in writing.

(g) Termination. Subject to the provisions of Section 3 below, at any time during the Engagement Period, either the Company or Consultant shall have the right to terminate the Engagement Period upon delivery of written notice thirty (30) days prior to the effective date of such termination to the non-terminating party. Except for the continuing obligations of the Consultant pursuant to Section 2 below, neither the Company nor Consultant shall have further obligations hereunder from and after the date of such termination.

2. Confidential Information, Non-Competition and Non-Solicitation of the Company.

(a) Agreement Not to Disclose Confidential Information. (i) Consultant acknowledges he has read and understands the Company’s Consultant Confidentiality Agreement (“Confidentiality Agreement”), which is attached hereto as Exhibit “A” and is incorporated by reference as part of this Agreement. Consultant will hold all Confidential Information (as that term is defined by the Confidentiality Agreement) in trust and confidence. In this regard, during and subsequent to the Engagement Period, Consultant will be bound by, and comply with, the Confidentiality Agreement. Consultant shall use Confidential Information only for the purposes contemplated in connection with Consultant’s engagement by the Company and for the sole benefit of the Company; shall not use Confidential Information for any other purpose; and shall not disclose or cause to be disclosed Confidential Information to any employee, consultant, or third party, except as required in the course and scope of Consultant’s engagement by the Company and only if the employee, consultant, or third party has executed a confidentiality agreement with the Company. Consultant further acknowledges that the Confidentiality Agreement may be amended from time to time, and as such this paragraph survives and applies to all such amendments.

(ii) Failure of any Confidential Information to be marked or otherwise labeled as confidential or proprietary information shall not affect its status as Confidential Information.

(iii) All Confidential Information and other materials relating in any way to any Confidential Information shall be and remain the Company’s sole property during and after the Engagement Period.

(iv) Consultant will not copy or duplicate, or permit to be copied or duplicated, any Confidential Information or other materials relating in any way to Confidential Information, other than as necessary to fulfill his obligations to the Company, without the express prior written consent of the Company.

(v) Consultant shall take all reasonable steps needed or requested by the Company to ensure that all Confidential Information is kept confidential.

(vi) Upon demand by the Company, Consultant will immediately return all Confidential Information, including any notes and other materials related thereto, to the Company and will represent to the Company in writing at such time that he has complied with the provisions of this subparagraph.

(b) Agreement to Comply with Company Policy Regarding Inventions and Ideas. Consultant acknowledges he has read and understands the Confidentiality Agreement with respect to Inventions and Ideas (as defined in the Confidentiality Agreement). Consultant acknowledges and agrees that during and subsequent to the Engagement Period, Consultant will be bound by, and comply with, the Confidentiality Agreement, as it relates to Inventions and Ideas. Consultant further acknowledges that the Confidentiality Agreement may be amended from time to time, and Consultant agrees that this paragraph survives and applies to all such amendments.

(c) Agreement Not to Compete. During the Engagement Period (the “Non-Compete Period”), Consultant will not directly or indirectly (on his own behalf or on behalf of any other person or entity) engage in any business (or own an interest in an individual proprietorship, partnership, corporation, joint venture, trust or other form of business entity, whether as an individual proprietor, partner, shareholder, joint venture, officer, director, consultant, broker, employee, sales person, trustee, independent contractor, or in any manner whatsoever (except for a passive ownership interest not exceeding five percent (5%) of a publicly traded entity)), that is of the type and character or that is competitive with any business conducted by the Company at any time during the Engagement Period. The parties hereby agree that the Company is currently engaged in the business of developing products using immunotherapy technology for neutralizing hormones that participate in gastrointestinal system and reproductive system cancer and non-cancer diseases and is also engaged in the business of research and development in the area of biotechnology, including but not limited to, hybridoma, monoclonal antibodies, and recombinant DNA (the “Business”).

(d) Agreement Not to Recruit the Company’s Employees or Consultants. Consultant agrees that both during the Engagement Period and for a period of two (2) years following expiration or termination, as the case may be, of the Engagement Period for any reason (the “Non-Solicit Period”), Consultant will not directly or indirectly (on his own behalf or on behalf of any other person or entity) recruit, solicit or otherwise induce any employee or consultant of the Company, or any individual or entity that had been employed or engaged as a consultant by the Company within one (1) year prior to the Termination Date (as defined in Section 3 below) to enter into an employment or a consulting relationship with any other business entity that competes with the Business.

(e) Agreement Not to Solicit the Company’s Clients/Customers. During the Engagement Period, Consultant will not directly or indirectly (on his own behalf or on behalf of any other person or entity), solicit any business similar to or in competition with the Business from any clients, customers or strategic partners of the Company, or divert or attempt to divert from the Company any business relationship which existed between the Company and any of its clients, customers or strategic partners.

(f) Reasonableness of this Section 2. Consultant agrees that the provisions of this Section 2 are reasonable and necessary for the protection of the Confidential Information; the Company’s clients’, customers’ and strategic partners’ confidential information; its business relationships with its clients, customers and strategic partners; and its undisrupted workplace.

(g) Notice to New Employer. Consultant agrees that prior to the commencement of any new employment or consultation with a person or entity in any business similar to or in competition with the Business, he will advise the person or entity of the terms of Section 2 of this Agreement. Consultant also agrees that the Company may advise any new or prospective employer or partner of the existence and terms of this Agreement and may furnish said employer or partner with a copy of the relevant provisions of this Agreement.

(h) Absence of Geographic Description; Savings Clause. Consultant acknowledges that there are no geographic restrictions contained in this Section 2 because the Business is international, Consultant will be engaged in assisting the Company to develop business internationally and neither the business of the Company, nor Consultant’s activities, has been or will be limited to any one geographic area. Notwithstanding, if a court of competent jurisdiction finds any or all of the foregoing paragraphs invalid for lack of a specific geographical restriction, Consultant agrees that the applicable geographical restriction is the United States or such lesser or greater geographic area in which Consultant worked or solicited Clients/Customers at any time during the Engagement Period.

(i) No Conflict With Obligations. Consultant promises and represents that his engagement by the Company is not in conflict with any obligations he owes to any other person or entity. Consultant will notify the Company in writing before performing or causing to be performed any work for or on behalf of the Company which appears to be in conflict with: (a) rights of any nature owned or claimed by Consultant in any Invention or Idea or Confidential Information, as defined in the appropriate Company Policies, conceived by him prior to beginning work with the Company; (b) rights arising out of obligations incurred by Consultant prior to beginning work for the Company; or (c) Consultant’s obligations to the Company under this Agreement. In the event of Consultant’s failure to give notice of such conflict, the Company may conclude that no such conflict exists, and Consultant agrees, in such event, to make no claim against the Company with respect to the use of any such Invention or Idea or Confidential Information by the Company.

(j) Remedies for Breaches of Section 2. In the event of a breach or potential breach of this Section 2, Consultant acknowledges that the Company and its affiliates will be caused irreparable injury and the money damages may not be an adequate remedy and agrees that the Company and its affiliates shall be entitled to injunctive or other equitable relief (in addition to its other remedies at law) to have the provisions of this Section 2 enforced. It is hereby acknowledged that the provisions of this Section 2 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 2 and only the applicable entity can waive the rights hereunder with respect to its confidential information and Consultants.

3. Termination. (a) Notwithstanding any other provision of this Agreement, prior to the expiration of the Engagement Period, the Company may terminate Consultant’s engagement: (1) immediately upon the death of Consultant; (2) any time after providing Consultant thirty (30) days written notice due to Consultant’s Disability; (3) at any time after providing Consultant thirty (30) days written notice without Cause, or (4) with immediate effect for Cause. In the event of a termination for Cause, the Engagement Period under this Agreement shall terminate without further obligations to Consultant or Consultant’s legal representatives, other than for payment within thirty (30) days of the Termination Date (as defined below) of any Consulting Fee accrued, but unpaid. In the event of a termination for any reason other than Cause, then, the Company shall pay to Consultant, or Consultant’s estate in the event of Consultant’s death, within thirty (30) days of the Termination Date any Consulting Fee accrued, but unpaid and, at the sole discretion of the Company, contingent upon execution of a release of claims in form acceptable to the Company, in a cash lump sum within thirty (30) days after the effective date of the release an amount equal to all unpaid Consulting Fees through the end of the Initial Term or any extended term of this Agreement. For purposes of this Agreement, the “Termination Date” shall mean (A) in the case of Consultant’s termination due to death, the date of his death, (B) in the case of Consultant’s termination due to Disability, for Cause or without Cause, the date specified in the written notice, or if no date in specified in such notice, the date that is thirty (30) days after the date of the notice.

(b) For purposes of this Agreement, the term “Disability” shall mean by reason of the same or related physical or mental illness or incapacity, Consultant is unable to carry out his material duties pursuant to the Agreement for more than six (6) months in any twelve (12) month period; provided, however, that a minimum of ninety (90) consecutive days must comprise a portion of the six (6) month period. At any time after the occurrence of a Disability, the Company may terminate Consultant after providing Consultant thirty (30) days written notice.

(c) For purposes of this Agreement, the term “Cause” shall be limited to the following:

(i) Consultant’s willful refusal or willful failure to perform his consulting duties;

(ii) Consultant’s willful misconduct or gross negligence with regard to the Company or its affiliates or their business, assets or employees (including, without limitation, Consultant’s fraud, embezzlement or other act of dishonesty with regard to the Company or its affiliates);

(iii) Consultant’s willful misconduct or omission which has a material adverse economic impact on the Company or its affiliates;

(iv) Consultant’s conviction of, or pleading nolo contendere to, any felony or crime involving fraud, dishonesty or moral turpitude;

(v) Consultant’s willful refusal or willful failure to follow the lawful written direction of the Chief Executive Officer of the Company;

(vi) Consultant’s breach of any contractual duty owed to the Company or its affiliates, including but not limited to those specified in Section 2 hereof; or

(vii) any other breach by Consultant of this Agreement that remains uncured for ten (10) days after written notice thereof is given to Consultant.

4. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

5. Assignment; Third Party Beneficiary. This Agreement and Consultant’s rights and obligations hereunder, may not be assigned or delegated by Consultant. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company or any successor or assign. The rights and obligations of the Company under this Agreement shall inure to the benefit and be binding upon its respective successors and assigns.

6. Legal and Other Fees and Expenses. Any reasonable costs or expenses arising out of the interpretation or application of this Agreement or any term or condition of this Agreement, other than with respect to Section 2 hereof shall be the responsibility of the Company; provided, however that Consultant shall repay any amounts paid or advanced to Consultant in connection with a dispute or any litigation if Consultant is not the prevailing party with respect to at least one material claim or issue in such dispute or litigation. Any reasonable costs or expenses of Consultant arising out of a dispute or litigation regarding the interpretation of application of Section 2 hereof shall be the responsibility of Consultant; provided, however that Company shall reimburse Consultant any amounts paid by Consultant in connection with such dispute or litigation if the Company is not the prevailing party of such dispute or litigation. The provisions of this subsection shall survive the expiration or termination of the Agreement and Consultant’s engagement hereunder.

7. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced. The provisions of Section 2 and Section 6 will survive the termination for any reason of Consultant’s relationship with the Company.

8. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

9. Arbitration. (i) All disputes arising out of or relating to this Agreement, other than those arising out of the Company’s enforcement of Section 2 hereof, that cannot be settled by the parties shall be settled by arbitration in San Francisco, California pursuant to the rules and regulations then obtaining of the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(ii) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(iii) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them.

(iv) The costs and expenses of such arbitration shall be borne by the Company. The Company shall pay or reimburse Consultant for all reasonable attorneys’ fees and costs incurred by Consultant in prosecuting or defending any claim under this Agreement and any such arbitration proceeding, unless the arbitrator(s) shall determine in their award that Consultant has not prevailed with respect to at least one material claim or issue in such dispute in which case Consultant shall repay any amounts paid or advanced to Consultant in connection with such dispute.

10. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California without reference to principles of conflict of laws.

11. Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly received (i) on the same business day when faxed or delivered, personally or by confirmed facsimile transmission prior to 5:00 p.m. Philadelphia time, (ii) three (3) business days after being mailed in the United States registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a reputable overnight courier, addressed to the respective addresses set forth below, provided that all notices to the Company shall be directed to the attention of the person below or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt. Notices and all other communications shall be addressed to each party at its address or facsimile number set forth below:

if to Consultant:	[ ]
[ ]
Facsimile:

with a copy to:

if to the Company:	Aphton Corporation
8 Penn Center, Suite 2300
1628 JFK Boulevard
Philadelphia, PA 19103
Attention: Patrick T. Mooney, Chief Executive Officer
John M. McCafferty, Corporate Counsel
Facsimile: (215) 218-4355

with a copy to:	Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, FL 33131
Attention: Kara L. MacCullough
Facsimile: (305) 374-5095

and

Latham & Watkins
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Linda Inscoe
Fax: (415) 395-8095

12. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

13. Headings. The headings of this sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

14. Consultant’s Representation. Consultant represents and warrants to the Company that there is no legal impediment to him entering into or performing his obligations under this Agreement and neither entering into this Agreement nor performing his contemplated service hereunder will violate any agreement to which he is party or any other legal restriction. Consultant further represents and warrants that in performing his duties hereunder he will not use or disclose any confidential information of any prior employer or any other person or entity.

[Signatures on the following page]

IN WITNESS HEREOF, the parties have executed this Agreement as of the date first above written.

Company:

APHTON CORPORATION,
a Delaware corporation

By:	/s/ Patrick T. Mooney
Name:	Patrick T. Mooney, M.D.
Title:	Chief Executive Officer and President

Consultant:

/s/ Dov Michaeli
Dov Michaeli